Exhibit 16.1



February 20, 2002

Securities and Exchange Commission
Washington, DC 20549

Dear Sirs:

We have read and agree with the comments in Item 4 of Form 8-K of UltraStrip Systems Inc. (Commission File Number 000-25663) dated February 15, 2002, insofar as the comments relate to our firm, except for the following: with regard to the first paragraph, we are not in a position to agree or disagree with the statement that the change in accountants was approved by the Board of Directors and the audit committee of UltraStrip Systems Inc.

Sincerely,





                           /s/ Barry I. Hechtman, P.A.

                           Barry I. Hechtman, P.A.
                           Certified Public Accountants





                                  END OF FILING